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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated as of May 19, 2000 (this "Agreement"), is entered into by and between Information Resources, Inc., a Delaware corporation (the "Company"), and (the "Executive").

     WHEREAS, the Company and the Executive desire to set forth certain terms and conditions of continued employment with the Company as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Employment Term. The "Employment Term" shall commence on the date hereof (the "Effective Date") and shall expire on the third (3rd) anniversary of the Effective Date, unless earlier terminated as provided herein; provided, however, that on each anniversary of the Effective Date, the Employment Term shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the Employment Term shall not be so extended; provided further, however, that following the occurrence of a Change in Control, the Employment Term shall not expire prior to the expiration of twenty-four (24) months after such occurrence.

     2. Employment. (a) The Company agrees to employ the Executive and the Executive agrees to remain in the employ of the Company during the Employment Term. During the Employment Term, the Executive shall be employed initially as the _________ of the Company or in such other comparable or more senior executive capacity as may be determined by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, the business of the Company.

          (b) During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his best efforts and his full business time and attention to the business and affairs of the Company, provided that the Executive may (1) serve on corporate, civic or charitable boards or committees; (2) manage personal investments; and
(3) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder.

     3. Compensation. In full consideration of the performance by the Executive of the Executive's obligations during the Employment Term (including any




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services by the Executive as an officer, director, employee or member of any committee of any Affiliate of the Company, or otherwise on behalf of the Company), the Executive shall be compensated as follows:

          (a) Base Salary. The Executive shall receive a base salary at an annual rate of $__________ as the same may be increased from time to time (the "Base Salary"). The Base Salary, once increased, shall not thereafter be decreased. The Base Salary shall be payable in accordance with the normal payroll practices of the Company applicable to its executives.

          (b) Incentive Compensation. In addition to his Base Salary, the Executive shall be eligible to participate in any annual or long-term incentive compensation plan in which similarly situated executives of the Company participate, including, without limitation, the Company's Management Incentive Plan (the "MIP"), if in place, or any other applicable future incentive compensation plan of the Company which may succeed or replace the MIP. Awards under any such incentive compensation plan shall be as determined by the Board or the Chief Executive Officer.

          (c) Employee Benefits. During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated executives of the Company, and (ii) receive all other benefits and perquisites generally provided or made available by the Company to its other executives, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to similarly situated executives of the Company.

          (d) Vacations. During the Employment Term, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company in accordance with the Company's policy in effect from time to time as it relates to similarly situated executives of the Company.

          (e) Expenses. During the Employment Term, the Executive will be entitled to reimbursement of all documented reasonable travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder, subject to and in accordance with the terms and conditions of the Company's expense reimbursement policies as they relate to similarly situated executives of the Company.

          (f) Taxes. All compensation and benefits payable or provided pursuant to this Agreement shall be subject to all applicable withholding taxes.


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     4.   Termination. The Executive's employment with the Company under this
Agreement and the Employment Term shall terminate upon the occurrence of any of the following events:

          (a) Death. The death of the Executive.

          (b) Disability. The termination of the Executive's employment by the Company for Disability.

          (c) By the Company for Cause. The termination of the Executive's employment by the Company for Cause.

          (d) By the Company Without Cause. The termination of the Executive's employment by the Company other than for Cause or Disability.

          (e) By the Executive for Good Reason. The termination of the Executive's employment by the Executive for Good Reason.

          (f) By the Executive Without Good Reason. The termination of the Executive's employment by the Executive other than for Good Reason, provided that the Executive provides a Notice of Termination at least forty-five (45) days prior to the termination, unless such notice period is waived by the Company. In the event Executive terminates his employment with the Company under this provision, Executive agrees to keep such termination confidential during the 45-day notice period (unless disclosure is permitted by the Company) and further agrees to fully cooperate with the Company in good faith to complete specific assignments as requested and to transition his responsibilities during such 45-day notice period.

     5.   Compensation Upon Termination.

          (a) Death or Disability; By Company for Cause; By Executive Without Good Reason. If the Executive's employment with the Company is terminated by reason of the Executive's death, by the Company for Disability, by the Company for Cause, or by the Executive other than for Good Reason, the Company's sole obligation hereunder shall be to pay the Executive or his estate, as the case may be, the Accrued Compensation.

          (b) By Company Without Cause. If the Executive's employment with the Company is terminated by the Company other than for Cause or Disability, and without duplication of and other than as described in Section 5(c) hereof, the Company shall pay to the Executive the Accrued Compensation within ten (10) days of the Termination Date, and, so long as the Executive is not in violation of the covenants



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contained in Section 8 hereof, the Executive shall be entitled to the following additional compensation:

               (1) during the twelve (12) months following the Termination Date (the "Severance Period"), the Company shall pay to the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, the Base Salary (at the rate in effect on the Termination Date) in accordance with the normal payroll practices of the Company;

               (2) the Company shall pay the Executive the Executive's targeted bonus amount for the year in which the Termination Date occurs under the MIP, if in place, or any other annual incentive compensation plan of the Company which may succeed or replace the MIP, multiplied by a fraction, the numerator of which is the number of days in the year in which the Termination Date occurs through the Termination Date, and the denominator of which is three hundred and sixty-five (365), payable on the date upon which the Company pays its bonuses to employees of the Company for the year in which the Termination Date occurs;

               (3) during the Severance Period, the Company shall continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, hospitalization, prescription drug, and life insurance coverages and benefits provided to the Executive immediately prior to the Termination Date, assuming the Company continues to provide these benefits generally. The coverages and benefits (including deductibles and costs) provided in this Section 5(b)(3) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 5(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;


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               (4) during the Severance Period, and notwithstanding any contrary provisions contained in the applicable stock option agreements or option plan, all nonqualified stock options held by the Executive which are outstanding on the Termination Date shall, consistent with the Company's historic and current severance policy and practices, continue to vest in accordance with their terms, and shall remain outstanding through the last day of the Severance Period, unless such options sooner expire by their terms.; and

               (5) the Company shall pay or reimburse the Executive, upon presentation of invoices, for the costs, fees and expenses (not in excess of $20,000) of executive outplacement assistance services, to be provided for up to one (1) year from the Termination Date by any outplacement agency selected by the Executive.

          (c) Certain Terminations Within Twenty-Four (24) Months Following a Change in Control. If, during the Employment Term, the Executive's employment with the Company and its Affiliates shall be terminated within twenty-four (24) months following a Change in Control either by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following compensation:

               (1) within ten (10) days of the Termination Date, the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

               (2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to two (2) times the sum of (A) the Executive's Base Salary (at the rate in effect on the Termination Date or, if greater, at the rate in effect immediately prior to the Change in Control) and (B) the Executive's Bonus Amount. The amount provided for in this Section 5(c)(2) shall be paid in twenty-four (24) equal monthly installments commencing on the first day of the calendar month following the Termination Date, with each subsequent payment due on the first day of each calendar month thereafter;

               (3) during the twenty-four (24) months following the Termination Date (the "Continuation Period"), the Company shall continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, hospitalization, prescription drug, and life insurance coverages and benefits provided to the Executive immediately prior to the Change in Control, assuming the Company continues to provide these benefits generally or, if greater, the coverages and benefits generally provided to similarly situated executives of the



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     Company at any time thereafter. The coverages and benefits (including deductibles and costs) provided in this Section 5(c)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 5(c)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

               (4) (A) all nonqualified stock options held by the Executive which are outstanding on the Termination Date shall become fully vested on the Termination Date and, consistent with the Company's historic and current severance policy and practices, all nonqualified stock options held by the Executive which are outstanding on the Termination Date shall remain outstanding through the last day of the Continuation Period unless such options sooner expire by their terms, notwithstanding any contrary provisions contained in the applicable stock option agreements or option plan;

               (5) the Company shall pay or reimburse the Executive for the costs, fees and expenses (not in excess of $20,000) of executive outplacement assistance services, to be provided for up to one (1) year from the Termination Date by any outplacement agency selected by the Executive; and

               (6) within ten (10) days after the Termination Date, the Company shall pay in a single payment an amount in cash equal to two times the amount of the Company matching contribution made or payable on the Executive's behalf to the Information Resources, Inc. Amended and Restated 401(k) Retirement Savings Plan in respect of the most recently completed plan year of such plan.

          (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or



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benefits provided to the Executive in any subsequent employment except as provided in Sections 5(b)(3) and 5(c)(3).

          (e) The severance pay and benefits provided for in this Section 5 shall be in lieu of any other severance pay to which the Executive may be entitled under any other plan, policy, agreement or arrangement of the Company or any of its Affiliates.

          (f) If the Executive's employment is terminated by the Company without Cause (x) within six (6) months prior to a Change in Control or (y) at any time prior to a Change in Control which the Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), or (B) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed, shall be deemed to have occurred after a Change in Control, provided a Change in Control shall actually have occurred.

     6. Effect of Section 280G of the Internal Revenue Code. (a) Except as provided in Section 6(b), in the event it shall be determined that any payment (other than the payment provided for in this Section 6) or distribution of any type to or for the benefit of the Executive, by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Notwithstanding Section 6(a) or any other provision of this Agreement to the contrary, in the event that the Payments (other than the payment provided for in this Section 6) exceed by less than fifty-thousand dollars ($50,000) an amount at which no Payment to be made or benefit to be provided to the Executive would be subject to an Excise Tax, the Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. Unless the Executive shall have given prior written notice to the Company



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specifying a different order to effectuate the foregoing, the Company shall reduce or eliminate the Payments, first by reducing or eliminating the portion of the Payments (other than Payments as to which the Internal Revenue Service (the "IRS") Proposed Regulations ss.1.280G-1 Q/A-24(c) applies ("Q/A-24(c) Payments")) which are not payable in cash, second by reducing or eliminating cash payments, and third by reducing Q/A 24(c) Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the "Determination" (as defined below). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

          (c) The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section 6, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts referred to in this Section 6(c), shall be made by an independent accounting firm selected by the Executive from among the five (5) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such



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Underpayment) shall be promptly paid by the Company to or for the benefit of the
Executive. The Executive and the Company shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including defending of any claim or assessment by the IRS and the filing of claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct any Overpayment or Underpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of any Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities; (ii) if, in connection with any claim by the IRS that may result in the payment of an additional amount pursuant to this
Section 6, the Company requests that the Executive pay to the IRS any amount claimed by the IRS to be due and to file a claim for a refund, the Company shall advance to the Executive the amount of such payment; and (iii) this provision shall be interpreted in a manner consistent with an intent to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment. The cost of all determinations made pursuant to this Section 6 shall be paid by the Company.

     7. Notice of Termination. Any intended termination of the Executive's employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of the Executive's employment by the Executive with or without Good Reason shall be communicated by a Notice of Termination from the Executive to the Company.

     8.   Executive Covenants.

          (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its Affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates, computer programs and systems, test designs, analytical models, client lists, employee confidential information (i.e. salary, medical and performance reviews), financial data, and other forms of information considered by the Company to be confidential and in the nature of trade secrets ("Confidential Information"). The Executive agrees that during the Employment Term and thereafter, the Executive will not disclose or use for any purpose other than Company business such Confidential Information (other than information which has become publicly available other than by disclosure by the Executive in violation of this Section 8(a)) either directly or indirectly, to any third person or entity


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without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly return to the Company, and will not retain or copy or reproduce in any manner, all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term.

          (b)  Work Made for Hire.

               (1) The Executive recognizes and understands that his duties include or may include the preparation of works, including but not limited to computer software and computer programs and other written or graphic materials, and that each such work has been or will be prepared by the Executive as an employee within the scope of the Executive's employment, and constitutes a "work made for hire" as that phrase is used in 17 U.S.C. ss. 101 et seq. The Executive understands that the Company is considered the author of each "work made for hire" and exclusively owns all of the rights to such work. The Executive understands that as owner of each copyright, the Company has the exclusive rights to use, reproduce, distribute and publicly display the work. Without limiting the foregoing, to the extent necessary, the Executive assigns and agrees to assign all intellectual property rights in all such works, including but not limited to computer software and computer programs and other written or graphic materials, and agrees to execute all documents necessary to effectuate such assignments.

               (2) The Executive will promptly disclose to his immediate supervisor or to any persons designated by the Company all inventions, discoveries, improvements, works of authorship, computer programs, machines, methods of analysis concepts, formulas, compositions, ideas, designs, processes, techniques, know-how and data, or other intellectual property reduced to any tangible form, whether or not patentable (collectively "Inventions") made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive's employment. The Executive will also disclose to the Company Inventions conceived, reduced to practice, or developed by him within six months of the termination of his employment with the Company; such disclosures shall be received by the Company in confidence (to the extent they are not assigned under this Agreement) and do not extend the assignment made in this Agreement. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (in the form of notes, sketches, drawings and



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     other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

               (3) The Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company's sole expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company's rights and/or the Executive's assignment with respect to such Inventions in any and all countries.

               (4) The Executive understands that any Invention which he develops entirely on his own time not using any of the Company's equipment, supplies, facilities, or trade secret information ("Personal Invention") is excluded from this Agreement provided such Personal Invention (i) does not relate at the time of conception or reduction to practice to the Company's business, or research or development of the Company; and (ii) does not result from any work performed by the Executive for the Company. It is understood that all Personal Inventions made by the Executive prior to his employment by the Company are excluded from this Agreement. The Executive agrees to notify the Company in writing before making any disclosure or performing work on behalf of the Company which appears to threaten or conflict with proprietary rights the Executive claims in any Personal Invention. In the event of the Executive's failure to give such notice, the Executive agrees that he will make no claim against the Company with respect to any such Personal Invention.

          (c) Non-competition. By and in consideration of the Company's entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the Confidential Information of the Company, the Executive agrees that the Executive will not, during the Employment Term, and thereafter during the "Non-competition Period" (as defined below), without the prior written consent of the Company, directly or indirectly, for himself or for others, individually, jointly as a partner, stockholder (except as a holder of not more than five percent (5%) of the outstanding shares of a publicly-held corporation), officer, director, employee, agent or consultant, accept employment with or serve as a consultant, advisor or in any other capacity to any of the following named competitors of the Company (or any parent, subsidiary, affiliate, successor or assign of any such competitor): Efficient Market Services (EMS), the A.C. Nielsen Company, Intactix, or Spectra Marketing. Following termination of the Executive's employment, upon request of the Company, the Executive shall notify the Company of the Executive's then current employment status. For purposes of this Agreement, the "Non-competition Period" shall mean the period beginning on the Termination Date and ending on the



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second (2nd) anniversary of such date. Any material breach of the terms of this
Section 8(c) shall constitute Cause.

          (d) Non-solicitation. The Executive further agrees that, during the Employment Term, and thereafter, during the Non-competition Period, without the prior written consent of the Company, he will not, directly or indirectly, for himself or for others, individually, jointly as a partner, stockholder, officer, director, employee, agent or consultant, cause any other person to, induce, attempt to induce, participate in or facilitate, by referral to another individual or otherwise, the inducing of or attempt to induce, of any employee, consultant, sales representative or other personnel of the Company, who is then, or at any time during the preceding year was employed by the Company, to terminate or alter his relationship with the Company or to breach his agreements with the Company, or to perform work or services for the Executive, a competitor of the Company, or any other company or entity which the Executive serves, creates, acts as a consultant for, or with which the Executive obtains employment.

          (e) Remedies. The Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company, or any of its Affiliates for which the Company or any of its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company or any of its Affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company or any of its Affiliates may be entitled at law or in equity. The terms of this Section 8(e) shall not prevent the Company or any of its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 8 are reasonable and necessary to protect the businesses of the Company or any of its Affiliates because of the Executive's access to Confidential Information and his material participation in the operation of such businesses. The Executive hereby acknowledges that due to the global aspects of the Company's and its Affiliates' businesses and competitors it would not be appropriate to include any geographic limitation on this Section 8. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 8 is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid. The Executive agrees to pay all of the Company's attorney fees and costs associated with the Company's efforts to enforce the covenants contained in this Agreement.



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     9. Executive Representation. The Executive expressly warrants and represents to the Company that his execution and performance of this Agreement shall not violate any agreement or obligation (whether or not written) that he may have with or to any person or entity, including, without limitation, any current or prior employer.

     10. Fees and Expenses. The Company shall pay all arbitration fees and reasonable legal fees and related expenses not in excess of $10,000 (including the costs of experts, evidence and counsel) incurred in good faith by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, or (c) the Executive's hearing before the Board as contemplated in Section 23(d) of this Agreement; provided, however, that the obligation of the Company to pay any fees and expenses pursuant to either of clauses (a) or (b) of this Section 10 shall apply only if the circumstances giving rise to the claim occurred on or after a Change in Control.

     11. Non-exclusivity of Rights. Except as provided in Section 5(e), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     12. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

     13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

     14. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

     15. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be delivered in person, by telecopier (with confirmation of receipt) or by United States mail, postage prepaid, certified or registered, addressed to the Company at its principal office to the attention of the General Counsel, or to the Executive either at his residence address shown on the employment records of the Company or in care of the principal office of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     16. Successors and Assigns. (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place. The term "Company" as used herein shall include such Successors and Assigns.

          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or his legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, ____________________
_______________________________.

     18. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     19. Arbitration. The Executive and the Company hereby agree that any dispute arising under this Agreement or any claim for breach or violation of any provision of this Agreement will be submitted for arbitration in accordance with the rules of the American Arbitration Association (the "AAA") to a single arbitrator selected by mutual agreement between the Executive and the Company (or, if the Executive and the Company cannot mutually agree on an arbitrator, in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Company. The venue for all proceedings in arbitration under this Section 19, and for any judicial proceedings related to the arbitration, will be in Chicago, Illinois.

     20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of law principles thereof.

     21. Headings. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     22. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     23. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Accrued Compensation" shall mean the following amounts of compensation for services rendered to the Company or any of its Affiliates that have been earned through the Termination Date but that have not been paid as of the Termination Date: (1) Base Salary; (2) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company or any of its Affiliates during the period ending on the Termination Date; (3) vacation pay; and (4) bonuses and incentive compensation.

          (b) "Affiliate" shall mean any entity, directly or indirectly, controlled by, controlling or under common control with the Company.

          (c) "Bonus Amount" shall mean, as of the Termination Date, the greater of (x) the highest annual bonus paid or payable in respect of any of the three full fiscal years of the Company immediately preceding the Termination Date, and (y) the Executive's targeted bonus amount for the year in which the Termination Date occurs under the MIP, if in place, or any other annual incentive compensation plan of the Company which may succeed or replace the MIP.

          (d) "Cause" shall mean:

               (1) the continued failure of the Executive to substantially perform the Executive's duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

               (2) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

               (3) the conviction of a felony, or entry of a guilty or nolo contendere plea by the Executive with respect thereto.

     For purposes of this Section 23(d), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior executive officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

     The termination of employment of the Executive following a Change in Control shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (1), (2), or (3) above, and specifying the particulars thereof in detail.

          (e) "Change in Control" shall mean the occurrence of any of the following:


               (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of thirty percent (30%) or more of the then outstanding common stock, par value $.01 per share, of the Company ("Common Stock") or other Voting Securities, or the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 23(e), shares of Common Stock or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any Company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

               (2) The individuals who, as of the date of this Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger which results in a Parent Company (as defined in paragraph (3)(i)(A) below), the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (3) The consummation of:

                    (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger in which:

                         (A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Company resulting from such Merger (the "Surviving Company") if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a "Parent Company"), or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

                         (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Company, if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

                         (C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of
          (x) the Surviving Company if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company.

                    (ii) A complete liquidation or dissolution of the Company;
     or

                    (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (A) a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or (B) the distribution to the Company's stockholders of the stock of a Related Entity or any other assets).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities which increases the percentage of the then outstanding Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     (f) "Disability" shall mean a physical or mental infirmity that constitutes a disability entitling the Executive to long-term disability benefits under the applicable Company long-term disability plan, or in the absence of such a plan, shall mean the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 calendar days in any twelve-month period during the Employment Term.

     (g) "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions, provided that the Executive provides a Notice of Termination within sixty (60) days after the occurrence of such event or condition:

          (1) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title or position as in effect immediately prior thereto; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

          (2) a reduction in the Executive's annual Base Salary as in effect on the date of the Change in Control or as it may be increased thereafter;

          (3) the relocation of the offices of the Company at which the Executive is principally employed to a location more than forty (40) miles farther from the Executive's principal residence than the location of such offices immediately prior to the Change in Control, or the requirement that the Executive be based anywhere other than such offices, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the business of the Company to an extent substantially consistent with the Executive's business travel obligations at the time of the Change in Control;

          (4) the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated, within seven
     (7) days of the date such compensation is due;

          (5) the failure by the Company or any Affiliate to (i) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation, employee benefit or fringe benefit plan program or practice in which the Executive was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (ii) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation, employee benefit or fringe benefit plan, program or practice in which the Executive was participating immediately prior to the Change in Control;

          (6) the failure of the Company to obtain from its Successors and Assigns the express assumption of this Agreement; or

          (7) any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination, and in the event of a purported termination for Cause, the failure of the Company to follow the procedure set forth in Section 23(d).

     Any event or condition described in Section 23(g)(1) through (7) which occurs (x) within six (6) months prior to a Change in Control or (y) at any time prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control, provided a Change in Control shall actually have occurred.

     (h) "Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

     (i) "Pro Rata Bonus" shall mean the Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the year in which the Termination Date occurs through the Termination Date, and the denominator of which is three hundred and sixty-five (365).

     (j) "Successors and Assigns" shall mean a corporation or other entity with which the Company may be merged or consolidated or which acquires all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

     (k) "Termination Date" shall mean (i) in the case of the Executive's death, his date of death; (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Executive terminates his employment other than for Good Reason, forty-five (45) days after Notice of Termination is given or such other date designated by the Company in the event that it waives the Executive's notice requirements; and (iv) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days and, in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given).

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, on the day and year first above written.

                                            INFORMATION RESOURCES, INC.


                                            By:________________________________
                                               Name:
                                               Title:


                                            [EMPLOYEE NAME]

                                            ___________________________________